AMERICAN LITHIUM MINERALS, INC.
(the "Company")
RESOLUTIONS OF THE BOARD OF DIRECTORS

The undersigned, being all of the members of the Board of Directors of the Company, a Nevada corporation, by consent in writing pursuant to the authority contained in the corporate law of the State of Nevada and without the formality of convening a meeting, do hereby consent to the following actions of the Company, to be effective as of the 23rd day of October, 2025.

WHEREAS,

Barbara McIntyre Bauman intends to resign as sole Director and Officer of the Company. This requires the appointment of new Directors and Officers.

BE IT RESOLVED THAT:

1. The following persons are appointed Officers and Directors of the Company, to serve until their respective successors are duly elected and qualified:
   Frank Kristan – Director
   Frank Kristan - President
   Frank Kristan - Secretary
   Frank Kristan - Treasurer

2. The directors and officers of the Company be and are hereby authorized, empowered and directed to take any and all such actions as in their discretion they deem necessary or expedient to effectuate the purposes of the foregoing resolutions.

Dated as of October 23, 2025

THE DIRECTORS:

Barbara McIntyre Bauman

To: The Board of Directors of American Lithium Minerals, Inc.

From: Barbara McIntyre Bauman

I hereby resign from all positions as officer or director of American Lithium Minerals, Inc., effective October 23, 2025.

Sincerely yours,

Barbara McIntyre Bauman

Dated as of October 23, 2025

STATE OF Virginia)
)ss.
COUNTY OF Fairfax)

ACKNOWLEDGMENT

VIVIANA SARAI RAMIREZ
MY COMM. EXPIRES 11-30-2026
REGISTRATION # 8023396
NOTARY PUBLIC
COMMONWEALTH OF VIRGINIA

On this 23 day of October, 2025 before me, an undersigned Notary Public, personally appeared Barbara McIntyre Bauman, known to me to be the individual who executed the foregoing instrument and acknowledged the same to be her free act and deed.

My Commission Expires 11/30/2026

Notary Public